Exhibit 10.1

Incorporation-type Company Split Plan

This Incorporation-type Company Split Plan (hereinafter referred to as this “Plan”) is made by MEDIROM Healthcare Technologies Inc. (hereinafter referred to as the "Company") for the purpose to implement the company split (hereinafter referred to as the " Company Split") in accordance with which MEDIROM MOTHER Labs Inc., the newly established company (hereinafter referred to as "NewCo"), succeeds to the rights and obligations in connection with the business operated by the Company (defined in Article 1) as follows:

Article 1 (Incorporation-type Company Split)

The Company shall implement the Company Split in accordance with which NewCo will succeed to the rights and obligations in connection with the healthtech business operated by the Company (hereinafter referred to as the “Business”). The description of the Business is set forth in Article 5.

Article 2 (Incorporation Date)

The date of incorporation of NewCo (hereinafter referred to as the “Incorporation Date”) shall be July 3rd, 2023. The Company may change the Incorporation Date, if necessary in accordance with the progress.

Article 3 (Matters to be Stated in Articles of Incorporation of NewCo)

The purpose, trade name, location of the head office, the number of authorized shares, and other matters to be stated in the Articles of Incorporation of NewCo shall be set forth in Exhibit 1. The address of the head office shall be 2-3-1 Daiba, Minato-ku, Tokyo.

Article 4 (Director at Incorporation of NewCo)

Directors at Incorporation of NewCo shall be as follows:

Director:	Kouji Eguchi
Director:	Yoshio Uekusa
Director:	Kento Ohira
Representative Director:	Kouji Eguchi
Representative Director:	Yoshio Uekusa

Article 5 (Rights and Obligations to be Assumed by NewCo)

1. NewCo shall assume from the Company the rights and obligations in connection with the Business stated in Exhibit 2 on the Incorporation Date. The valuation of assets and liabilities of the rights and obligations to be assumed shall be based on the recorded amount on the balance sheet as of December 31, 2022 and other then-balance, and concluded by adjustment of increase/decrease generated until the previous date of the Incorporation Date thereafter; provided, however, that rights and obligations the assumption of which is not allowed by law or contract shall be excluded.

2. With respect to obligations assumed by NewCo pursuant to the previous paragraph, the Company shall remain jointly and severally liable; provided, however, that the Company shall be entitled to reimbursement to NewCo for whole amount incurred by the Company if the Company has performed or otherwise worked on the obligations assumed by NewCo.

Article 6 (Shares to be Issued upon Company Split)

The number of shares of NewCo to be issued in the Company Split shall be 100 shares, and in consideration for the rights and obligations in connection with the Business set forth in Paragraph 1 of Article 5, all of the amounts shall be issued to the Company.

Article 7 (Matters Concerning the Amount of Registered Capital and Capital Reserves of NewCo)

The amount of the registered capital and capital reserves of NewCo shall be as follows; provided, however, that such amount shall be subject to change by conditions of assets and liabilities of the Company as of the Incorporation Date, etc.

(1) Amount of registered capital:	10 million yen
(2) Amount of capital reserve, etc.:	The Company will determine the amount in accordance with the Ordinance on Corporate Accounting

Article 8 (Method of Company Split)

The Company shall implement the Company Split without obtaining the approval of the general meeting of shareholders pursuant to Article 805 of the Companies Act of Japan. The base date under Paragraph 1 of Article 207 of the Ordinance on the Companies Act shall be June 30, 2023.

Article 9 (Compete)

With regard to the Business, the Company shall not be subject to the obligation to compete against NewCo set forth in Paragraph 1 of Article 21 of the Companies Act.

Article 10 (Amendment and Suspension of Terms of the Company Split)

After this Plan is established, but before the Incorporation Date, the Company may amend the terms of the Company Split or other terms of the Plan, or suspend the Company Split, in case any material change in conditions of assets or operation of the Company occurs, in case any events adversely and materially affecting the implementation of the Plan occurs, or in any other case the achievement of the purpose of the Plan becomes difficult, due to any natural disaster or any other reason.

Article 11 (Matters not Stipulated in the Plan)

In addition to the matters stipulated in the Plan, matters necessary for the Company Split shall be determined by the Company in accordance with the purpose of this Plan.

May 31, 2023

2-3-1, Daiba, Minato-ku, Tokyo

MEDIROM Healthcare Technologies Inc.

Representative Director: /s/ Kouji Eguchi

Exhibit 1

Articles of Incorporation of NewCo

Exhibit 2

Description of Succeeded Rights and Obligations

1. Scope of Business

Of the businesses operated by the Company, the Business shall be the business in connection with the healthtech business (which is government-sponsored specific health guidance program utilizing application and device and production and sales of MOTHER Bracelet).

2. Assets

Part of current assets and non-current assets belonging to the Business

3. Liabilities

Part of current liabilities and non-current liabilities which belong to the Business but not to others.

4. Contracts (See Item 5 for employment contracts)

Contracts executed by the Company belonging to the Business, existing as of the time immediately before the effectiveness of the Company Split; however, excluding contracts that relate to Company’s businesses other than the Business.

5. Employment Contracts

Contractual status in connection with employment contracts executed by the Company related to the Business and any other rights and obligations thereunder; however, excluding wage rights and obligations and premium of social insurance arose by the previous date of the Incorporation Date.

6. Intellectual Properties

No intellectual properties are subject to succession.

7. Permission, etc.

Licenses, permits, approvals, grants, registrations, notifications, etc. relating to the Business that can be succeeded by laws and regulations.